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                       SUBSIDIARIES OF CROWN VANTAGE INC.


Crown Paper Co.
Berlin Mills RR, Inc.
CV-N.H. Electric, Inc.
Crown Vantage Limited
Crown Vantage Sales Corp.
Crown Paper Funding Corp.
Curtis Fine Papers Limited
GB Papers Limited
William Sommerville & Son Limited
Scotflow Limited
Crown Vantage International Limited
GB Papers Scotland Limited